Exhibit 10.3

SECOND AMENDMENT TO
SENIOR FIRST PRIORITY SECURED PROMISSORY NOTE

This SECOND AMENDMENT TO SENIOR FIRST PRIORITY SECURED PROMISSORY NOTE (this “Second Amendment”) is made as of June 26, 2013, by and between Prospect Global Resources, Inc., a Delaware corporation (“Maker”), and The Karlsson Group, Inc., an Arizona corporation (“Holder”), with respect to the following facts.

RECITALS

WHEREAS, Maker issued to Holder that certain Senior First Priority Secured Promissory Note dated August 1, 2012 (the “Original Note”), whereby the Maker promised to pay to Holder the principal sum of One Hundred Twenty-Five Million Dollars ($125,000,000);

WHEREAS, American West Potash, LLC, a Delaware limited liability company, Prospect Global Resources, Inc., a Nevada corporation (“Prospect Nevada”), Apache County Land & Ranch, LLC, a Nevada limited liability company (“Apache”), Maker and Holder entered into that certain Extension Agreement (the “Extension Agreement”) dated as of April 15, 2013;

WHEREAS, Maker and Holder entered into an Amendment to Senior First Priority Secured Promissory Note dated April 15, 2013 (“First Amendment” and the Original Note as amended thereby and as otherwise amended, restated or modified from time to time, the “Note”);

WHEREAS, American West Potash, LLC, a Delaware limited liability company, Prospect Nevada, Apache, Maker and Holder entered into that certain Second Extension Agreement (the “Second Extension Agreement”) dated as of June 26, 2013; and

WHEREAS, it is a condition to the effectiveness of the Second Extension Agreement that Maker and Holder modify the Note.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Maker and Holder hereby agree as follows:

AGREEMENT

1.                                      Defined Terms.  All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Note.

2.                                      Amendments.

(a)                                 Deleted Definitions:  The definitions of “DFS Completion Date,” and “First Pre-Quantified Payment Date” are hereby deleted.

(b)                                 Amended Definitions.

(i)                                     The definition of Permitted Prospect Nevada Debt is amended to read in its entirety as follows:

“Permitted Prospect Nevada Debt” means:  (i) any Approved Subordinated Debt incurred by Prospect Nevada; and (ii) up to One Million Dollars ($1,000,000) in additional aggregate Debt incurred by Prospect Nevada.

(ii)                                  The definition of Maturity Date is amended to read in its entirety as follows:

“Maturity Date.  The entire outstanding principal amount of this Note, together with any accrued but unpaid interest (the “Final Payment”), shall be due and payable, subject to Section 3.2 and Section 3.3, on July 1, 2015 (the “Maturity Date”).  In addition, Maker shall pay to Holder on such date the Principal Payment Tax Gross-Up Amount due or amount due under Section 3.5 with respect to the Final Payment and the Ordinary Income Gross-Up Amount.”

(c)                                  Amendments to Section 3.2.  Section 3.2(b) is amended to read in its entirety as follows:  “[Intentionally Deleted]”.  Section 3.2(c) is amended by deleting the final sentence thereof, which begins with the words “Maker acknowledges….”

(d)                                 Amendment to Section 5.4:  Section 5.4 is amended to read in its entirety as follows:

“Failure of Parent to Meet Performance Milestones.  Prospect Nevada shall have failed, for any reason, to meet the following performance milestones by the dates specified herein:

(i)                                     No later than November 1, 2013: complete total depth on at least eight (8) wells which includes potash core recovery, if any, for purposes of moving “inferred” resources to “indicated and measured” resources;

(ii)                                  No later than February 1, 2014: deliver a completed and updated 43-101 final resource report for purposes of the Definitive Feasibility Study;

(iii)                               No later than June 1, 2014: deliver completed metallurgical and rock mechanic test work results that will be used to complete the mine and processing plant designs for the Definitive Feasibility Study; and

(iv)                              No later than December 31, 2014: deliver a completed and published Definitive Feasibility Study.”

(e)                                  Amendment to Section 5.6.  Section 5.6 is hereby amended to read in its entirety as follows:

5.6                               Failure of Parent to Fund Escrow.  Prospect Nevada shall fail, for any reason, to deposit into the escrow account established pursuant to the Escrow Agreement (the “Escrow Account”):  (A) $2,000,000 from the Roth Offering (as defined in the Second Extension Agreement) within two

(2) business days of receipt of funds from the Roth Offering; or (B) from the proceeds of any Qualified Financing (other than the Roth Offering), within one (1) business day of receipt of the funds raised in such Qualified Financing, fifty percent (50%) of the proceeds of any Qualified Financing net of third party payments in satisfaction of transaction expenses or fees/commissions in connection with such Qualified Financing in an amount not to exceed the Funding Expense Cap (as defined in that certain Second Extension Agreement dated as of June 26, 2013 among Maker, Holder, and the other parties thereto (the “Second Extension Agreement”)) until such time as deposits aggregating $12,000,000 have been made into the Escrow Account on or after June 26, 2013.

(f)                                   New Sections 5.10 and 5.11.  The following new Sections 5.10 and 5.11 are added after Section 5.9 of the Note:

5.10                        Failure to Increase Authorized Common Stock.  Prospect Nevada shall fail, on or before October 1, 2013, to (i) reserve 7,500,000 shares of common stock for issuance pursuant to exercise of the 3,000,000-share warrant dated on or about June 26, 2013 issued to Maker (including pursuant to any anti-dilution provisions thereof) and (ii) obtain stockholder approval (x) of either an amendment to Prospect Nevada’s articles of incorporation increasing the number of authorized shares of common stock in amount sufficient for the foregoing or a reverse stock split resulting in an amount of shares of common stock sufficient for the foregoing and (y) as necessary to allow issuance of such shares in compliance with Nasdaq rules.

5.11                        Deeds of Trust.  Maker, Apache, Prospect Nevada or Company shall not have executed in favor of Holder a first priority deed of trust with respect to any real property held by any of them no later than the thirtieth (30th) day after such Person’s acquisition of an ownership interest therein.

(g)                                  Amendment to Section 8.7.  Section 8.7 of the Note is hereby amended to read in its entirety as follows:

8.7                               Successors and Assigns.  This Note shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  Maker may not assign its rights or obligations hereunder without the prior written consent of Holder.  Holder may, without the consent of any Person, assign the Note and/or the Loan Documents, in whole or in part, to any Person notwithstanding anything to the contrary in the Loan Documents, the Membership Purchase Agreement dated as of May 30, 2012, or any Covenant Not to Compete executed by any Person in connection therewith, including, without limitation, the confidentiality and covenant not to compete undertakings contained therein, and Holder (or any shareholder, director, agent, employee or officer of Holder) may actively solicit purchasers of the Note, as more fully set forth in Section 22 of the Second Extension Agreement.  Maker agrees that, for purposes of this Agreement, an “assignment” shall be deemed to include, but not be limited to, a sale, a contribution to a new or existing entity (including but not limited to a joint venture of which Holder or any affiliate of Holder is a member) or an exchange with any such entity, or any other transfer for any medium of value, including, without limitation, equity securities, royalty interests, property rights or any form of contingent consideration and notwithstanding whether such assignment is effected in a private sale or under judicial supervision.  Notwithstanding the generality of the foregoing, it shall be a condition precedent to any assignment of this Note as a result of which there will be multiple simultaneous holders of the Note and/or the related rights under the Loan Documents that such holders shall have put in place, between or among themselves, a written agreement (an “Agency Agreement”), which includes agency provisions pursuant to the terms of which a single administrative agent (the “Administrative Agent”) is appointed, with which Maker and its affiliates will solely interface with respect to all rights and obligations under the Note and the Loan Documents, and to which Maker and its affiliates will remit all payments hereunder, and which Agency Agreement will provide for the Administrative Agent to provide Maker with a copy of the Agency Agreement, and any amendments thereto, upon execution of the same.

3.                                      Miscellaneous.

a.                                      No Other Amendment.  Except as expressly amended in this Second Amendment, all provisions of the Note shall remain in full force and effect, and the parties thereto and hereto shall continue to have all their rights and remedies under the Note.  In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Note, the provisions of this Amendment shall govern.

b.                                      Relation to Note.  This Amendment constitutes an integral part of the Note.  Upon the effectiveness of this Amendment, each reference in the Note to “this Promissory Note,” “hereunder,” “hereof,” or words of like import referring to the Note, shall mean and be a reference to the Note as amended hereby.

c.                                       Successors and Assigns.  This Amendment shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns except as otherwise provided herein.

d.                                      Counterparts.  This Amendment may be executed by the parties hereto on any number of separate counterparts, any of which may be executed and transmitted by facsimile, and each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

e.                                       Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Arizona, without regard to its principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

MAKER:

PROSPECT GLOBAL RESOURCES, INC.,
a Delaware corporation

By:	/s/ Damon Barber
Name. Damon Barber
Title: President, CEO and Secretary

ACKNOWLEDGED AND AGREED TO

EFFECTIVE AS OF JUNE 26, 2013:

THE KARLSSON GROUP, INC.,

an Arizona corporation

By:	/s/ Anders Karlsson
Name: Anders Karlsson
Title: President